Exhibit 3.222

Form 207

[GRAPHICS APPEARS HERE] Filed in the Office of the Secretary of State of Texas Filing #: 800446373 01/28/2005 Document #: 80978950002 Image Generated Electronically Secretary of State P.O. Box 13697

Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $750

Certificate of

Limited Partnership

Pursuant to

The name of the limited partnership is: SHC-KPH, LP

The name must contain the words “Limited Partnership,” or “Limited,” or the abbreviation “L.P.,” “LP,” or “Ltd.” as the last words or letters of its name. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.

Article 2- Principle Office

The address of the principal office in the United States where records of the partnership are to be kept or made available is set forth below:

504 Seville Road, Suite 201, Denton, TX, USA 76205

Article 3 – Registered Agent and Registered Office (Select and complete either A or B and Complete C)

A. The initial registered agent is an organization (cannot be limited partnership named above) by the name of:

OR

B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:

Jerry G Browder C. The business address of the registered agent and the registered office address is:

Street Address:

504 Seville Road, Suite 201 Denton TX 76205 Article 4- General Partner Information

The name, street address, and the mailing address of the business or residence of each general partner is as follows: General Partner 1 : (Business Name) Kingwood Pines Hospital, LLC Street Address: 504 Seville Road, Suite 201 Denton TX, USA 76205

Mailing Address: 504 Seville Road, Suite 201 Denton TX, USA 76205

Supplemental Provisions / Information [The attached addendum, if any, is incorporated herein by reference.]

Effective Date of Filing

A. This document will become effective when the document is filed by the secretary of state.

OR

b. This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:

Name Reservation Document Number

Execution

The undersigned sign this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

Signature of General Partner 1: Jerry G. Browder

FILING OFFICE COPY

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF LIMITED PARTNERSHIP

Pursuant to the provisions of Section 2.02 of the Texas Revised Partnership Act, the undersigned limited partnership desires to amend its certificate of limited partnership and for that purpose submits the following certificate of amendment.

1. The name of the limited partnership is SHC-KPH, LP.

2. The certificate of limited partnership is amended as follows:

Under Article 2, the address of the principal office in the United States where records of the partnership are to be kept or made available is set forth to 2941 South Lake Vista Drive, Lewisville, Texas, USA 75067; and

Under Article 4, the street address and mailing address of the general partner, Kingwood Pines Hospital, LLC is set to 2941 South Lake Vista Drive, Lewisville, Texas, USA 75067.

Dated December 1, 2006.

SHC-KPH, LP

By:	Kingwood Pines Hospital, LLC General Partner

David K. Meyercord
Executive Vice President & Secretary